Exhibit 10.1

*Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDMENT No. 3 TO
LICENSE AGREEMENT

     This Amendment No. 3 to License Agreement (“Amendment”) is an amendment to the License Agreement and License Agreement Summary, each dated September 1, 1997, as subsequently amended by Amendment No. 1, dated 1998, and Amendment No. 2, dated June 23, 1999, (hereinafter collectively referred to as “Agreement”) between, on the one hand, HASBRO, INC. and HASBRO INTERNATIONAL, INC., both with a principal place of business at 1027 Newport Avenue, Pawtucket, Rhode Island 02862-1059 (hereinafter collectively referred to as “Licensor”) and, on the other hand, WMS GAMING INC., with its principal place of business at 800 S. Northpoint Boulevard, Waukegan, Illinois 60085 (“Licensee”).

RECITALS:

A.	Pursuant to the Agreement, among other things, Licensor granted a license to Licensee to manufacture, distribute, promote and sell certain gaming products, sold in association with the trademark “MONOPOLY.” Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to such terms in the Agreement.

B.	Licensor and Licensee desire to modify and amend the Agreement.

AGREEMENT:

     THEREFORE, in consideration of the mutual covenants and agreements in the Agreement and this Amendment, the parties hereby agree as follows:

1.     Licensed Articles. Paragraph 1(a) of the License Agreement Summary is hereby amended by adding the following at the end of that paragraph: “Without in any way expanding on the foregoing grant of rights, that class of games currently known as “Pachinko” and “Pachislot” which is not designed for casinos, but rather for non-traditional gaming venues such as Pachinko parlours, and for which the payout to the player is tokens, rather than cash or cash substitutes (e.g., vouchers, tickets, script, coupons, etc.), is specifically excluded from the list of Licensed Articles and from Licensee’s right of first refusal, provided, however, that such class of games shall not be distributed to, used by or placed in casinos or traditional gaming venues, or used in association with gaming goods or products (for example use of a Pachinko game on a top box of a gaming device).”

2.     Channels of Distribution. Paragraph 1(b)(ii) of the License Agreement Summary is hereby amended by deleting that paragraph in its entirety and replacing it with the following:

     "(ii) Channels of Distribution: Legal gaming establishments.”

3.     Star Games: Licensor hereby approves Star Games Corporation Pty. Ltd. (“Star Games”) as Licensee’s sublicensee of video slot machines in Australia, New Zealand, and Papua New Guinea, provided that Licensee shall remain primarily liable under all provisions of the Agreement. Paragraph 12(a) of the Agreement is amended by adding of the following at the end of such paragraph: “In the event of a breach by Star Games of any of the terms of this Agreement, Licensor shall have the right, exercisable by providing written notice to Licensee, to require that Licensee terminate Star Games as a sublicensee. In such case, Licensee shall have thirty (30) days from Licensor’s mailing of such notice either (a) to terminate Star Games as a sublicensee and provide Licensor with written confirmation of such termination or (b) to have Star Games completely remedy its breach and to satisfy Licensor that the breach has been completely remedied. Unless within such thirty (30) days, Star Games completely remedies its breach and Licensee satisfies Licensor that the breach has been completely remedied or Licensee terminates Star Games and provides Licensor with written notice of Star Games’ termination, Licensor shall thereafter have the right to terminate this Agreement by giving written notice of termination to Licensee. Such notice shall be effective when mailed by Licensor.”

4.     Royalties. Paragraph 2(a)(ii) of the License Agreement Summary is hereby deleted in its entirety and replaced with the following:

     "(ii) For Licensed Articles which are gaming devices sold by Licensee or by a sublicensee of Licensee that has been preapproved in writing by Licensor, Licensee shall pay Licensor a royalty of [*] No deductions shall be made for cash or other discounts or uncollectible accounts. All costs and expenses incurred in the manufacture, sale, distribution or exploitation of the Licensed Articles, or otherwise incurred by Licensee or an approved sublicensee, shall be paid by Licensee or such sublicensee, and no such costs or expenses shall be deducted from any royalty payable to Licensor.”

5.     Periodic Statements. Paragraph 2(c) of the Agreement is hereby amended such that, in addition to providing Licensor with the statements described therein, Licensee shall also provide Licensor’s regional offices identified below with statements pertaining to the sale and/or lease (or other authorized placement with third parties as set forth in the Agreement) of the Licensed Articles in the respective regions of the world identified below that are managed by such offices. For the avoidance of doubt, the statements provided to such regional offices shall contain the same information (limited, however, to the specific regions listed below) as Licensee is required to provide to Licensor under Paragraph 2(c). Further, this Amendment in no way relieves Licensee of its obligation to provide complete statements to Licensor for all parts of the Territory.

Region:	Statement to be provided to:

Asia, Australia, New Zealand,	Gail Mitchell
Japan, Papua New Guinea	Vice President, Australasia & Japan
Hasbro Consumer Products
570 Blaxland Road
Eastwood
NSW 2122, Australia

*Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Europe, Africa, Mexico	Isabelle Gilmour
Central America, South America,	Vice President, Europe
Middle East, and Israel	4th Floor, Medici Court
67/69 New Bond Street
London W1S 1DF
United Kingdom.

6.     Payment From Star Games. Licensor acknowledges that timely royalty payments to Licensor for Australia, New Zealand and Papua New Guinea are subject to Licensee receiving timely, accurate information from Star Games. Licensee shall make timely, good faith payments to Licensor based on information it receives from Star Games. If after verification of sales information, a good faith payment must be adjusted, the adjustment shall be made to the royalties paid in the quarter following verification of the accurate royalty payments. In the event that such adjustment requires additional payment to Licensor, Licensee shall pay Licensor interest on such late payment at an interest rate of one and three fourths percent (1.75%) per month, or the highest rate permitted by law, which ever rate is lower, from the date the royalty payment should have been received by Licensor until paid. In no event shall Licensee be required to refund any overpayment; however, in the event of an overpayment, Licensee may credit such overpayment toward royalties due to Licensor in the calendar quarter following that in which the overpayment was detected. Without limiting the scope of Licensor’s rights hereunder, it is specifically agreed that Licensee shall include in its agreement with Star Games a provision requiring Star Games to maintain the same records as Licensee is required to maintain under Paragraph 11 of the Agreement; Licensee’s agreement with Star Games shall also grant Licensor the same audit rights with respect to Star Games books of account and records as Licensee granted to Licensor with respect to Licensee’s books of account and records under Paragraph 11 of the Agreement.

7.     Approvals. Paragraphs 7(a)(ii), 8(b), 9(a) and 9(c) of the Agreement are hereby amended such that all materials and samples described therein which are related to Licensed Articles that are intended to be sold and/or leased (or otherwise placed with third parties as set forth in the Agreement) in the regions of the world listed below shall be submitted for approval directly to Licensor’s regional offices as identified below, rather than to Licensor. For the avoidance of doubt, whenever Licensee intends on using materials and samples in a country in which such materials and samples have not been used before, Licensee shall submit such materials and samples to Licensor or Licensor’s regional offices identified below for approval regardless of whether such materials and samples have been previously approved for use by Licensee in a different country. For all parts of the world not identified below, Licensee shall continue to submit materials and samples requiring approval to Licensor. Notwithstanding the foregoing, in the sole event that game play and associated technology of particular Licensed Articles remain identical for a particular region of the world listed below to game play and associated technology that were previously approved for use in the United States, those particular elements of the Licensed Articles would not be subject to the regional approval described in this paragraph.

Region:	Approvals must be submitted to:

Asia, Australia, New Zealand	Gail Mitchell
Japan	Vice President, Australasia & Japan
Hasbro Consumer Products
570 Blaxland Road
Eastwood
NSW 2122, Australia

Europe, Africa, Mexico	Isabelle Gilmour
Central America, South America,	Vice President, Europe
Middle East, and Israel	4th Floor, Medici Court
67/69 New Bond Street
London W1S 1DF
United Kingdom.

8.     Licensor’s Right to Eliminate Country from Territory. Paragraph 1(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

     ” In the event that Licensee and its affiliates have not submitted a Licensed Article for required regulatory approvals in at least one country of a Region within [*] of the Initial Term, or in the event that Licensee and its affiliates have not placed Licensed Articles on test or begun commercial shipment of Licensed Articles in at least one country of a Region within [*], then Licensor shall have the right to terminate Licensee’s rights hereunder for all Licensed Articles in such Region by giving Licensee written notice of such termination. [*]”

     [*] Upon acceptance that the Licensee obligations have been satisfied in the Region for which Licensee has sent notice, Licensor shall provide written acknowledgement that Licensee’s obligations in the identified Region have been met and such writings shall be incorporated herein by reference and made a part of this Amendment.

9.     Notices. Paragraph 18 of the Agreement is hereby amended by deleting:

*Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     “Notices sent to Licensee must be sent to the attention of the President with copies to the Vice President and General Counsel, WMS Industries, Inc., 3401 N. California Avenue, Chicago, Illinois, 60618.”

and replacing that sentence with:

     “Notices sent to Licensee must be sent to the attention of the President with copies to the Executive Vice President, Chief Operating Officer and General Counsel, WMS Industries, Inc., 800 S. Northpoint Boulevard, Waukegan, Illinois 60085.”

10.     All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties have hereunto set their hand this 16th day of December, 2002.

HASBRO, INC	WMS GAMING INC.

By: /s/ Jane Ritson-Parsons Jane Ritson-Parsons President Hasbro Properties Group HASBRO, INC	By: /s/ Orrin J. Edidin

HASBRO INTERNATIONAL, INC.

By: /s/ Jane Ritson-Parsons

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